Exhibit 99.1

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2014 OPERATING RESULTS

WHITE PLAINS, NY (February 17, 2015) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company) today reported operating results for the quarter and year ended December 31, 2014. Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary institutional funds (“Funds”) that target opportunistic and value-add investments. All per share amounts, below, are on a fully diluted basis.

Highlights - Fourth Quarter and Full Year 2014

•
Generated funds from operations (“FFO”) per share of $0.30 for the fourth quarter and $1.26 for the full year, which included acquisition-related costs of $0.02 and $0.09, respectively; generated earnings per share (“EPS”) of $0.15 for the fourth quarter and $1.18 for the full year

•	Generated Core Portfolio same-property net operating income (“NOI”) growth of 4.0% for the fourth quarter and 5.2% for the full year, both compared to 2013

•	Maintained 97.0% leased rate in the Core Portfolio for the third consecutive quarter

•	Completed $450.4 million of Core Portfolio acquisitions during 2014, remaining focused on street, urban and high-barrier-to-entry suburban retail properties

•
Entered into a $155.0 million contract to acquire City Center, a 204,000 square foot, CityTarget-anchored shopping center in San Francisco, California, for the Core Portfolio; including City Center, Core Portfolio acquisition pipeline under contract totals $179.0 million

•	During January 2015, continued the profitable monetization of Fund III with the sale of Lincoln Park Centre in Chicago, Illinois for $64.0 million, which generated a 57% IRR and 2.7x equity multiple

•	During and subsequent to the fourth quarter, Fund IV completed $98.3 million of value-add, street-retail acquisitions on the Upper East Side of Manhattan

•
Maintained conservative leverage levels by match-funding acquisitions; raised $402.3 million of equity through At-the-Market (“ATM”), block deal and operating partnership (“OP”) unit issuances during 2014

•
During January 2015, paid a special cash dividend of $0.30 per share, in addition to a regular quarterly dividend of $0.24; the special dividend was sourced primarily from distributable capital gains arising from the Funds’ previously-reported sale of a six-property portfolio in Miami Beach, Florida

“Our solid 2014 operating results continue to reflect the strength of our high-quality portfolio,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “As we continue to responsibly grow our core portfolio - by adding both street retail, in dynamic flagship or live-work-play submarkets, as well as supermarket or discounter-anchored shopping centers in urban or high-barrier-to-entry suburban markets - we believe that we are positioning our company for long-term outperformance. Our recent decision to expand our platform to the West Coast - and, more importantly, to another vibrant, high-barrier-to-entry, gateway city - is consistent with this deep-rooted, location-centric investment philosophy. At the same time, through our highly-complementary fund platform, we are able to pursue a broader, more entrepreneurial set of strategies. And, once we complete our value-add activities, the opportunistic sales of these investments, at the right time, and at meaningful profits, inures to the benefit of all of our stakeholders.”

Financial Results

•	Solid 2014 Results, In-Line With Guidance

FFO per share for the fourth quarter of 2014 was $0.30, compared to $0.27 for the fourth quarter of 2013. These results included $0.02 of acquisition costs and $0.06 of acquisition and non-cash retirement costs for 2014 and 2013, respectively.

For the year ended December 31, 2014, FFO per share was $1.26, compared to $1.20 for the full year 2013. These results included $0.09 of acquisition costs and $0.10 of acquisition and non-cash retirement costs for 2014 and 2013, respectively.

EPS for the quarter and year ended December 31, 2014, was $0.15 and $1.18, respectively, compared to $0.22 and $0.72 for the prior-year comparable periods. Net income for the year ended December 31, 2014, included $0.56 per share of gain realized on the disposition of properties, including the Funds’ Miami Beach portfolio.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO.

Core Portfolio

•	Strong Operating Metrics Underscore High Quality of Differentiated Core Portfolio

•	Completed $450.4 Million of Street, Urban & High-Barrier-to-Entry Suburban Core Acquisitions During 2014, Exceeding Original Guidance

•	$179.0 Million Core Acquisition Pipeline Includes Company’s First West Coast Investment

Core Operating Results

For the quarter and year ended December 31, 2014, same-property NOI in the Core Portfolio increased 4.0% and 5.2%, respectively, compared to the same periods during 2013. The increase for the fourth quarter was driven primarily by increased rents, while the full year increase was impacted by both increased rents and occupancy gains.

As of December 31, 2014, the Core Portfolio was 95.9% occupied and 97.0% leased, compared to 96.0% occupied and 97.0% leased as of September 30, 2014. The leased rate includes space that is leased but not yet occupied.

For the year ended December 31, 2014, the Company generated a 28.7% increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, on 324,100 square feet of executed new and renewal leases in the Core Portfolio. On a contractual rent, or cash basis, which compares the initial rent of the new and renewal leases against the ending rent of the former leases, the Company generated a 14.4% increase in average rents for these same leases.

During the fourth quarter of 2014, the Company generated a 19.7% increase in average rents on a GAAP basis, and a 0.2% increase in average rents on a cash basis, on 37,800 square feet of executed new and renewal leases in the Core Portfolio. Excluding the impact of one new lease for 12,000 square feet, these results were 15.0% and 7.9% on a GAAP and cash basis, respectively.

2014 Core Acquisitions

During 2014, the Company added $450.4 million of high-quality street, urban and high-barrier-to-entry suburban retail properties to its Core Portfolio. This compares to the Company’s original 2014 Core Portfolio acquisition guidance of $200 to $300 million.

During the fourth quarter, the Company completed $210.4 million of Core Portfolio acquisitions, as follows:

840 N. Michigan Ave., Gold Coast, Chicago, IL. As previously announced, Acadia acquired an 88.4% interest in 840 N. Michigan Ave for $144.3 million. The 87,000 square foot, four-level property anchors a prime corner of the Gold Coast’s Magnificent Mile, directly across the street from Water Tower Place, and is home to flagship stores for both H&M and Verizon.

Shops at Grand Avenue, Queens, NY. As previously announced, Acadia acquired the Shops at Grand Avenue, another high-performing, supermarket-anchored shopping center, for $56.0 million. The 99,975 square foot, urban property is anchored by Stop & Shop and benefits from a residential population of more than half a million within a two-mile radius.

201 Needham St., Newton, MA. Consistent with its high-barrier-to-entry suburban strategy, Acadia acquired a 20,400 square foot Michaels Arts & Crafts store, located in Newton, Massachusetts, for $10.1 million. Needham Street is a heavily-trafficked retail corridor serving Boston’s affluent and densely-populated suburbs. The wealth of the immediate trade area is demonstrated by an average household income in excess of $180,000 within three miles.

2015 Core Acquisition Pipeline

The Company currently has $179.0 million of acquisitions under contract, including the following:

City Center, San Francisco, CA. During the fourth quarter, Acadia entered into a contract to acquire a 204,000 square foot, CityTarget-anchored urban shopping center, located in San Francisco, California, for $155.0 million. The property is centrally located within the city, at the corner of two heavily-trafficked thoroughfares - Geary Blvd and Masonic Ave. High population density (nearly 300,000 residents within two miles) and strict zoning regulations have resulted in limited retail competition within the immediate trade area. While this acquisition will mark Acadia’s official entry on the West Coast, the Company has had an ownership interest in, and tracked, this former Mervyns property for several years, through its successful fund retailer controlled property venture.

No assurance can be given that the Company will successfully close on acquisitions under contract, which are subject to customary closing conditions, and in certain instances, lender approval of the assumption of existing mortgage debt.

Fund Platform

•	Fund III Monetization Continues With Highly-Profitable Sale of Completed Street-Retail Redevelopment in Lincoln Park, Chicago; Follows 2014 Sale of Funds’ Lincoln Rd Portfolio

•	Fund IV Acquires $98.3 Million of Manhattan Street Retail During Fourth Quarter of 2014

Fund III Dispositions

Lincoln Park Centre, Chicago, IL. During January 2015, Acadia continued the profitable monetization of Fund III with the sale of Lincoln Park Centre in Chicago, Illinois for $64.0 million, compared to an all-in cost basis of $38.9 million. During its 2.8 year hold period, Fund III’s investment generated a 57% IRR and 2.7x equity multiple. At acquisition in 2012, the 61,800 square foot property was 60% occupied, due to the bankruptcy of Borders Books. Fund III re-anchored the property with Design Within Reach and Eddie Bauer.

Lincoln Rd. Portfolio, Miami Beach, FL. Previously during 2014, Fund III completed the sale of its three-property Lincoln Road portfolio, located in Miami Beach, Florida, for $141.8 million, compared to an all-in cost basis of $54.5 million. During its 3.5 year hold period, Fund III’s investment generated a 46% IRR and 3.0x equity multiple.

Fund IV Dispositions

Lincoln Rd. Portfolio, Miami Beach, FL. Together with Fund III, Fund IV also completed the sale of its three-property Lincoln Road portfolio during 2014 for $200.2 million, compared to an all-in cost basis of $141.0 million. Fund IV held its investment for 1.7 years, and its investment generated a 48% IRR and 1.9x equity multiple.

Fund IV Acquisitions

During and subsequent to the year ended December 31, 2014, Fund IV acquired $140.1 million of value-add street retail, “next-generation” street retail and opportunistic suburban shopping centers, which included $98.3 million of acquisitions during and subsequent to the fourth quarter on the Upper East Side of Manhattan, as follows:

“Off Madison” Collection, Upper East Side, New York, NY. As previously announced, during the fourth quarter, Fund IV completed the acquisition of two lease-up properties located on the Upper East Side of Manhattan for a total of $47.3 million, through separate transactions. These properties, each approximately 10,000 square feet, are located at 27 E 61st St and 17 E 71st St. Situated less than 100 feet off of Madison Avenue, both properties provide retailers with high visibility and solid co-tenancy, while also providing retailers with an opportunity to shape a unique identity in boutique space.

1035 3rd Ave, Upper East Side, New York, NY. Subsequent to the fourth quarter, Fund IV acquired a second property within the 3rd Avenue retail corridor for $51.0 million. This live-work-play submarket draws its shoppers from the surrounding population of affluent young professionals and families. The property is a two-level retail condo situated at the base of a residential building and also includes second floor office space and underground parking. The value-add plan includes modernizing the building’s façade, leasing up existing retail vacancy and marking below-market leases to market rents.

Balance Sheet

•	Maintained Conservative Leverage Levels By Match-Funding Acquisitions

•	$402.3 Million Of Equity Sourced Through Common Share And OP Unit Issuances During 2014

During 2014 Acadia achieved its growth goals while maintaining a strong balance sheet and its long-term track record of conservative leverage levels. Acadia’s strong financial position is evidenced by the following key leverage metrics as of and for the quarter ended December 31, 2014:

December 31, 2014
Core Portfolio only:
Fixed-charge coverage ratio	3.5x
Net Debt to EBITDA	3.1x

Core Portfolio and pro-rata share of Funds:
Fixed-charge coverage ratio	3.5x
Net Debt to EBITDA	4.0x

Net Debt to total Market Capitalization	16%

For the year ended December 31, 2014, the Company issued equity aggregating $402.3 million, which included $44.5 million of OP units.

Guidance

The Company forecasts that its 2015 annual FFO will range from $1.48 to $1.56 per share and 2015 EPS will range from $0.82 to $0.87. These forecasts, as well as the comparable 2014 FFO as presented below, are before any acquisition-related costs and gains on sale of depreciated property. The following table summarizes management’s 2015 guidance (dollars in millions, except per share amounts):

	2015		2014
	Low	High	Actual
Core and pro-rata share of Funds’ portfolio income	$104.3	$109.3	$ 87.9
Asset and property management fee income, net of taxes	12.5	13.0	15.1
Transactional fee income, net of taxes	7.5	8.0	6.9
Other Fund related income, net of taxes	13.9	15.3	1.1
General and administrative expenses	(29.5)	(29.0)	(27.0)
FFO	$108.7	$116.6	$ 84.0
FFO per share	$ 1.48	$ 1.56	$ 1.35

The following is a reconciliation of the calculation of forecasted earnings per diluted share and FFO per diluted share:

Guidance Range for 2015	Low	High
Earnings per share	$ 0.82	$ 0.87
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	0.64	0.66
Noncontrolling interest in Operating Partnership	0.02	0.03
FFO per share	$ 1.48	$ 1.56

Forecasted new Core Portfolio and Fund acquisitions are anticipated to be key drivers of 2015 earnings growth as well as income generated from the monetization of Fund assets. In addition, the Company is assuming an increase in same-property NOI for the Core Portfolio between 3.0% and 4.0% for the year, which assumes portfolio occupancy generally consistent with 2014 and no contribution from redevelopment activities. Management will discuss its 2015 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Conference Call

Management will conduct a conference call on Wednesday, February 18, 2015 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, February 18, 2015
Time:    12:00 PM ET
Dial#:    888-771-4371
Passcode:    “Acadia Realty” or “38717505”
Webcast (Listen-only):    www.acadiarealty.com under Investor Relations

Phone Replay:
Dial#:    888-843-7419
Passcode:    “38717505#”
Available Through:    Wednesday, February 25, 2015

Webcast Replay:    www.acadiarealty.com under Investor Relations

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 26, 2014 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
Revenues	2014	2013	2014	2013

Rental income	$ 38,586	$ 32,633	$ 145,103	$ 122,730
Interest income	3,388	2,535	12,607	11,800
Expense reimbursements	8,634	7,394	32,642	28,373
Other property income	401	1,479	1,637	2,299
Other income	147	62	3,023	3,084
Total revenues	51,156	44,103	195,012	168,286
Operating expenses
Property operating	7,395	8,375	28,609	25,631
Real estate taxes	6,157	4,973	23,062	20,922
General and administrative	6,535	8,292	27,433	25,555
Depreciation and amortization	13,590	11,021	49,645	40,299
Total operating expenses	33,677	32,661	128,749	112,407

Operating income	17,479	11,442	66,263	55,879

Equity in earnings of unconsolidated affiliates	1,341	5,108	8,723	12,382
Gain on disposition of properties of unconsolidated affiliates	—	—	102,855	—
Impairment of asset				(1,500)
Loss on extinguishment of debt	(66)	(765)	(335)	(765)
Gain on disposition of property	—	—	13,138	—
Interest expense and other finance costs	(8,764)	(9,668)	(39,091)	(39,474)
Income from continuing operations before income taxes	9,990	6,117	151,553	26,522
Income tax (provision) benefit	(561)	38	(629)	(19)
Income from continuing operations	9,429	6,155	150,924	26,503

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating income from discontinued operations [5]	—	1,424	—	6,818
Impairment of asset	—	(6,683)	—	(6,683)
Loss on extinguishment of debt	—	(800)	—	(800)
Gain on disposition of property	662	14,611	1,222	18,802
Income from discontinued operations	662	8,552	1,222	18,137
Net income	10,091	14,707	152,146	44,640
(Income) loss attributable to noncontrolling interests:
Continuing operations	(88)	1,420	(80,059)	7,523
Discontinued operations	(562)	(3,877)	(1,023)	(12,048)
Net income attributable to noncontrolling interests	(650)	(2,457)	(81,082)	(4,525)
Net income attributable to Common Shareholders	$ 9,441	$ 12,250	$ 71,064	$ 40,115

Income from continuing operations attributable to
Common Shareholders	$ 9,341	$ 7,575	$ 70,865	$ 34,026
Income from discontinued operations
attributable to Common Shareholders	100	4,675	199	6,089
Net income attributable to Common Shareholders	9,441	12,250	71,064	40,115

Less: Net Income attributable to participating securities	(115)	(189)	(1,156)	(685)
Net Income attributable to Common Shareholders - basic	$ 9,326	$ 12,061	$ 69,908	$ 39,430
Weighted average shares for basic earnings per share	63,866	55,576	59,402	54,919
Net Earnings per share - basic and diluted	$ 0.15	$ 0.22	$ 1.18	$ 0.72

Basic and diluted earnings per share - Continuing Operations [2]	$ 0.15	$ 0.14	$ 1.18	$ 0.61
Basic and diluted earnings per share - Discontinued Operations [2]	—	$ 0.08	—	$ 0.11

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income attributable to Common Shareholders	$ 9,441	$ 12,250	$ 71,064	$ 40,115

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	10,414	8,309	38,020	31,432
Impairment of asset				1,500
Gain on disposition (net of noncontrolling interests’ share)	(258)	(5,602)	(33,438)	(6,378)
Income attributable to noncontrolling interests’ in
Operating Partnership	550	141	3,203	470
Distributions - Preferred OP Units	14	6	33	22
Funds from operations	$ 20,161	$ 15,104	$ 78,882	$ 67,161
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	67,836	56,572	62,420	55,954
Funds from operations, per share	$ 0.30	$ 0.27	$ 1.26	$ 1.20

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2014 and 2013
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating income	$ 17,479	$ 11,442	$ 66,263	$ 55,879

Add back:
General and administrative	6,535	8,292	27,433	25,555
Depreciation and amortization	13,590	11,021	49,645	40,299
Less:
Interest income	(3,388)	(2,535)	(12,607)	(11,800)
Straight line rent and other adjustments	(2,536)	(1,686)	(8,626)	(5,910)

Consolidated NOI	31,680	26,534	122,108	104,023

Noncontrolling interest in NOI	(10,025)	(8,367)	(38,862)	(33,856)
Pro-rata share of NOI	21,655	18,167	83,246	70,167
Operating Partnerships’ interest in Opportunity Funds	(1,678)	(1,314)	(6,280)	(5,342)
Operating Partnerships’ share of unconsolidated joint ventures [1]	1,680	711	4,366	2,792
NOI - Core Portfolio	$ 21,657	$ 17,564	$ 81,332	$ 67,617

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	December 31, 2014	December 31, 2013
	(dollars in thousands)

Cash and cash equivalents	$ 217,580	$ 79,189
Rental property, at cost	1,761,205	1,481,700
Total assets	2,732,600	2,264,957
Notes payable	1,130,481	1,039,997
Total liabilities	1,296,643	1,143,369

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Years ended December 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 3,570 and 620 OP Units into Common Shares for the quarters ended December 31, 2014 and 2013, respectively and 2,684 and 618 OP Units into Common Shares for the years ended December 31, 2014 and 2013, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and years ended December 31, 2014 and 2013. In addition, diluted FFO also includes the effect of 376 and 350 employee share options, restricted share units and LTIP units for the quarters ended December 31, 2014 and 2013, respectively and 309 and 392 employee share options, restricted share units and LTIP units for the years ended December 31, 2014 and 2013, respectively.

5 During April, 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard (“ASU 2014-08”) regarding the criteria for reporting discontinued operations. ASU 2014-08 is effective prospectively beginning in the first quarter of 2015, although early adoption is permitted beginning in the first quarter of 2014. The Company has elected to early adopt ASU 2014-08 and, as such, beginning in the first quarter of 2014, prospective activity related to individual properties sold or held for sale will no longer be included as discontinued operations in the consolidated financial statements.